Exhibit 99.1
Jessica Hansen, Director of IR
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
April 29, 2011
D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS FISCAL 2011 SECOND QUARTER RESULTS AND DECLARES QUARTERLY DIVIDEND
     FORT WORTH, TEXAS — D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today reported net income for its second fiscal quarter ended March 31, 2011 of $27.8 million, or $0.09 per diluted share, which included a non-cash tax benefit of $59.2 million. The quarterly results also included $14.3 million in pre-tax charges to cost of sales for inventory impairments and land option cost write-offs. Net income for the same quarter of fiscal 2010 was $11.4 million, or $0.04 per diluted share. Homebuilding revenue for the second quarter of fiscal 2011 totaled $733.1 million, compared to $896.8 million in the same quarter of fiscal 2010. Homes closed in the quarter totaled 3,516 homes, compared to 4,260 homes in the same quarter of fiscal 2010.
     For the six months ended March 31, 2011, the Company reported net income of $7.4 million, or $0.02 per diluted share. The six-month results included $22.7 million in pre-tax charges to cost of sales for inventory impairments and land option cost write-offs. Net income for the same period of fiscal 2010 was $203.4 million, or $0.61 per diluted share, which included a tax benefit of $148.6 million. Homebuilding revenue for the six months ended March 31, 2011 totaled $1.5 billion, compared to $2.0 billion in the same period of fiscal 2010. Homes closed in the six-month period totaled 7,153 homes, compared to 9,789 homes in the same period of fiscal 2010.
     Net sales orders for the second quarter ended March 31, 2011 totaled 4,943 homes ($1.0 billion), compared to 6,438 homes ($1.3 billion) in the same quarter of fiscal 2010. The Company’s cancellation rate (cancelled sales orders divided by gross sales orders) for the second quarter of fiscal 2011 was 25%. Net sales orders for the first six months of fiscal 2011 totaled 8,306 homes ($1.7 billion), compared to 10,475 homes ($2.2 billion) in the same period of fiscal 2010. The Company’s sales order backlog of homes under contract at March 31, 2011 was 5,281 homes ($1.1 billion), compared to 6,314 homes ($1.3 billion) at March 31, 2010.

     The Company’s homebuilding cash and marketable securities at March 31, 2011 totaled $1.4 billion and homebuilding notes payable totaled $2.0 billion. In the second quarter, the Company repurchased a total of $64.7 million principal amount of its outstanding senior notes for a total purchase price of $67.2 million, plus accrued interest. Subsequent to quarter end, the Company repaid at maturity the remaining $70.1 million principal amount of its 6% senior notes. As previously announced, the Company redeemed the remaining $112.3 million principal amount of its 5.375% senior notes due 2012, which will result in a loss on early retirement of debt of $6.3 million in its third fiscal quarter.
     The Company has declared a quarterly cash dividend of $0.0375 per share. The dividend is payable on May 24, 2011 to stockholders of record on May 12, 2011.
     Donald R. Horton, Chairman of the Board, said, “Our sequential increases in net sales orders and backlog of 47% and 37%, respectively, reflect traditional seasonal demand. We increased our homes in inventory by 1,400 during the quarter to support the increased demand for new homes in the spring selling season. Our backlog of 5,281 homes at March 31st is higher than our backlog at the beginning of the fiscal year, and we expect our closings and pre-tax profitability to be higher in the second half of fiscal 2011 than in the first half. Our balance sheet remains strong with homebuilding cash and marketable securities of $1.4 billion and net homebuilding leverage of 18.7%.
     “Market conditions in the homebuilding industry are still challenging, with high foreclosures, significant existing home inventory, high unemployment, tight mortgage lending standards and weak consumer confidence. However, housing affordability remains near record highs, interest rates are favorable and new home inventory is still very low. We continue to focus on providing affordable homes for the first-time buyer while having product available for move-up buyers, further adjusting our SG&A cost structure relative to our current sales pace, controlling our construction costs and contracting for new communities with attractively priced lots while maintaining our strong balance sheet.”
     The Company will host a conference call today (Friday, April 29th) at 10:00 a.m. Eastern time. The dial-in number is 877-407-8033, and the call will also be webcast from the Company’s website at www.drhorton.com on the “Investors” page.

     D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, based on its 18,239 homes closed in the twelve-month period ended March 31, 2011. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 72 markets in 26 states in the East, Midwest, Southeast, South Central, Southwest and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $700,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.
     Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include our expectation that closings and pre-tax profitability will be higher in the second half of fiscal 2011 than in the first half. The forward-looking statements also include our continued focus on providing affordable homes for the first-time buyer, having product available for move-up buyers, further adjusting our SG&A cost structure relative to our current sales pace, controlling our construction costs, contracting for new communities with attractively priced lots and maintaining our strong balance sheet. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the continuing downturn in the homebuilding industry, including further deterioration in industry or broader economic conditions; the continuing constriction of the credit markets, which could limit our ability to access capital and increase our costs of capital; the reduction in availability of mortgage financing, increases in mortgage interest rates and the effects of government programs; the limited success of our strategies in responding to adverse conditions in the industry; the impact of an inflationary or deflationary environment; changes in general economic, real estate and other business conditions; the risks associated with our inventory ownership position in changing market conditions; supply risks for land, materials and labor; changes in the costs of owning a home; the effects of governmental regulations and environmental matters on our homebuilding operations; the effects of governmental regulation on our financial services operations; the uncertainties inherent in home warranty and construction defect claims matters; our substantial debt and our ability to comply with related debt covenants, restrictions and limitations; competitive conditions within our industry; our ability to effect any future growth strategies successfully; our ability to realize our deferred income tax asset; and our ability to utilize our tax losses, which could be substantially limited if we experienced an ownership change as defined in the Internal Revenue Code. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K, and our most recent quarterly report on Form 10-Q, both which are filed with the Securities and Exchange Commission.
WEBSITE ADDRESS: www.drhorton.com

D.R. HORTON, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	September 30,
	2011	2010
	(In millions)
ASSETS
Homebuilding:
Cash and cash equivalents	$1,064.8	$1,282.6
Marketable securities, available-for-sale	292.1	297.7
Restricted cash	45.0	53.7
Inventories:
Construction in progress and finished homes	1,329.0	1,286.0
Residential land and lots — developed and under development	1,383.7	1,406.1
Land held for development	761.3	749.3
Land inventory not owned	—	7.6

	3,474.0	3,449.0
Income taxes receivable	14.0	16.0
Deferred income taxes, net of valuation allowance of $856.4 million and $902.6 million at March 31, 2011 and September 30, 2010, respectively	—	—
Property and equipment, net	59.2	60.5
Other assets	386.5	434.8
Goodwill	15.9	15.9

	5,351.5	5,610.2

Financial Services:
Cash and cash equivalents	16.3	26.7
Mortgage loans held for sale	206.5	253.8
Other assets	47.0	47.9

	269.8	328.4

	$5,621.3	$5,938.6

LIABILITIES
Homebuilding:
Accounts payable	$154.1	$135.1
Accrued expenses and other liabilities	820.6	957.2
Notes payable	1,959.4	2,085.3

	2,934.1	3,177.6

Financial Services:
Accounts payable and other liabilities	31.9	51.6
Mortgage repurchase facility	44.9	86.5

	76.8	138.1

	3,010.9	3,315.7

EQUITY
Common stock	3.2	3.2
Additional paid-in capital	1,906.9	1,894.8
Retained earnings	794.0	810.6
Treasury stock, at cost	(95.7)	(95.7)
Accumulated other comprehensive income	—	0.3

	2,608.4	2,613.2
Noncontrolling interests	2.0	9.7

	2,610.4	2,622.9

	$5,621.3	$5,938.6

D.R. HORTON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Six months ended
	March 31,		March 31,
	2011	2010	2011	2010
	(In millions, except per share data)
Homebuilding:
Revenues:
Home sales	$733.0	$894.8	$1,494.1	$2,003.0
Land/lot sales	0.1	2.0	6.0	2.7

	733.1	896.8	1,500.1	2,005.7

Cost of sales:
Home sales	613.9	733.7	1,256.4	1,652.5
Land/lot sales	0.1	1.5	6.0	2.1
Inventory impairments and land option cost write-offs	14.3	2.4	22.7	3.6

	628.3	737.6	1,285.1	1,658.2

Gross profit:
Home sales	119.1	161.1	237.7	350.5
Land/lot sales	—	0.5	—	0.6
Inventory impairments and land option cost write-offs	(14.3)	(2.4)	(22.7)	(3.6)

	104.8	159.2	215.0	347.5

Selling, general and administrative expense	123.2	129.0	242.0	257.7
Interest expense	14.7	22.7	31.0	49.6
Loss (gain) on early retirement of debt, net	2.7	—	4.2	(1.6)
Other (income)	(3.4)	(3.6)	(5.6)	(5.4)

Operating income (loss) from Homebuilding	(32.4)	11.1	(56.6)	47.2

Financial Services:
Revenues, net of recourse and reinsurance expense	18.0	16.7	39.2	39.9
General and administrative expense	18.2	17.4	37.1	36.0
Interest expense	0.1	0.2	0.4	0.7
Interest and other (income)	(1.9)	(1.9)	(4.2)	(4.4)

Operating income from Financial Services	1.6	1.0	5.9	7.6

Income (loss) before income taxes	(30.8)	12.1	(50.7)	54.8
(Benefit from) provision for income taxes	(58.6)	0.7	(58.1)	(148.6)

Net income	$27.8	$11.4	$7.4	$203.4

Basic:
Net income per share	$0.09	$0.04	$0.02	$0.64

Weighted average number of common shares	319.3	318.1	319.2	317.9

Diluted:
Net income per share	$0.09	$0.04	$0.02	$0.61

Numerator for diluted income per share after assumed conversions	$27.8	$11.4	$7.4	$218.2

Adjusted weighted average number of common shares	319.9	319.0	319.5	356.7

Other Consolidated Financial Data:
Interest amortized to home and land/lot cost of sales	$19.5	$25.7	$40.4	$57.4

Depreciation	$5.0	$4.1	$9.9	$9.3

Interest incurred	$34.0	$45.9	$69.6	$96.3

D.R. HORTON, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

Six Months Ended
March 31, 2011
(In millions)
Operating Activities
Net income	$7.4
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	9.9
Amortization of discounts and fees	18.1
Stock based compensation expense	6.6
Loss on early retirement of debt, net	4.2
Gain on sale of marketable securities	(0.1)
Inventory impairments and land option cost write-offs	22.7
Changes in operating assets and liabilities:
Increase in construction in progress and finished homes	(48.3)
Increase in residential land and lots — developed, under development, and held for development	(4.6)
Decrease in other assets	47.0
Decrease in income taxes receivable	2.0
Decrease in mortgage loans held for sale	47.3
Decrease in accounts payable, accrued expenses and other liabilities	(133.3)

Net cash used in operating activities	(21.1)

Investing Activities
Purchases of property and equipment	(8.2)
Purchases of marketable securities	(185.9)
Proceeds from the sale or maturity of marketable securities	187.7
Decrease in restricted cash	8.7

Net cash provided by investing activities	2.3

Financing Activities
Repayment of notes payable	(186.6)
Proceeds from stock associated with certain employee benefit plans	1.2
Cash dividends paid	(24.0)

Net cash used in financing activities	(209.4)
Decrease in Cash and Cash Equivalents	(228.2)
Cash and cash equivalents at beginning of period	1,309.3

Cash and cash equivalents at end of period	$1,081.1

D.R. HORTON, INC.
($’s in millions)
NET SALES ORDERS

	Three Months Ended March 31,				Six Months Ended March 31,
	2011		2010		2011		2010
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	603	$135.4	673	$155.8	1,003	$223.4	1,070	$253.0
Midwest	269	68.0	336	96.2	455	119.2	571	161.9
Southeast	1,143	216.2	1,300	239.4	1,912	365.0	2,115	393.0
South Central	1,843	318.3	2,556	442.1	3,005	523.0	4,051	701.3
Southwest	349	64.3	579	100.8	604	111.7	985	172.8
West	736	224.7	994	283.3	1,327	390.3	1,683	485.7

	4,943	$1,026.9	6,438	$1,317.6	8,306	$1,732.6	10,475	$2,167.7

HOMES CLOSED

	Three Months Ended March 31,				Six Months Ended March 31,
	2011		2010		2011		2010
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	428	$93.5	422	$103.9	867	$194.3	978	$231.1
Midwest	209	54.9	249	71.1	424	112.7	590	159.7
Southeast	714	141.7	791	144.0	1,461	285.5	1,811	325.9
South Central	1,323	228.1	1,668	287.0	2,626	457.0	3,808	648.6
Southwest	274	50.0	364	67.8	586	108.1	897	159.2
West	568	164.8	766	221.0	1,189	336.5	1,705	478.5

	3,516	$733.0	4,260	$894.8	7,153	$1,494.1	9,789	$2,003.0

SALES ORDER BACKLOG

	As of March 31,
	2011		2010
	Homes	Value	Homes	Value
East	608	$132.6	651	$148.5
Midwest	278	76.6	370	107.2
Southeast	1,263	242.0	1,273	246.2
South Central	2,070	363.2	2,605	455.2
Southwest	423	75.5	580	100.0
West	639	199.4	835	249.8

	5,281	$1,089.3	6,314	$1,306.9